                                                                    EXHIBIT 10.9


We have omitted certain portions of this document and filed them separately with the commission. These portions are marked with an asterisk (*).


                         CONTINUING EDUCATION AGREEMENT
                                     BETWEEN
                                  HEALTH STREAM
                                       AND
                              VANDERBILT UNIVERSITY


This Continuing Education Agreement ("Agreement") is entered into as of July 22, 1999 ("Effective Date") by and between HealthStream, Inc., a Tennessee corporation with its principal place of business at 209 10th Avenue South, Suite 450, Nashville, TN 37203 ("HealthStream") and Vanderbilt University, a Tennessee not-for-profit organization with its principal place of business at 201 Light Hall, Vanderbilt University, Nashville, TN 37240, by and through its School of Medicine and School of Nursing ("Vanderbilt").

         WHEREAS, HealthStream is a provider of computer and Web-based education and training services to hospitals and other healthcare organizations;

         WHEREAS, HealthStream is a provider of Continuing Education Units for healthcare professionals ("CEU") and Continuing Medical Education for physicians ("CME") courseware and courseware management tools delivered via the Internet, corporate intranets and networks ("HealthStream Sites");

         WHEREAS, HealthStream has an array of distribution partners for CEU and CME courses and other online educational courseware;

         WHEREAS, current HealthStream distribution partners include AHN.COM and Phycor, with other relationships pending;

         WHEREAS, HealthStream has an online course library with several hundred hours of potential CEU and existing CME courseware available for purchase ("HealthStream Courseware");

         WHEREAS, Vanderbilt is recognized internationally as a provider of high quality education programs;

         WHEREAS, Vanderbilt provides CUE and CME courses in conventional lecture format that might also be made available for access over the Web;

         WHEREAS, Vanderbilt has the skills, clinical expertise and knowledge required to create educational Web-based courses for the medical community; and

         WHEREAS, HealthStream and Vanderbilt desire to enter into this Agreement.

THEREFORE, HEALTHSTREAM AND VANDERBILT HEREBY AGREE AS FOLLOWS:


1        DEFINITIONS

1.1 "CEU Courses" - Those educational courses that have been reviewed for continuing education units by an institution recognized by an accredited professional organization.

         Those completing the courses may receive credit toward continuing education requirements.

1.2 "CME Courses" - Those educational courses that have been reviewed for continuing medical education by an Accreditation Council for Continuing Medical Education ("ACCME") accredited institution. Those completing the courses may receive credit toward continuing education requirements.

1.3 "Net Revenue" - Gross revenue derived by HealthStream from sales of Vanderbilt Courseware less discounts and credits to customers.

1.4 "T.NAV(R)" - A registered trademark of HealthStream and is a computer based training product that delivers and monitors World Wide Web based content.

1.5 "Collaborative Course" - Those courses developed into a Web-based format course of study by HealthStream in collaboration with Vanderbilt from source materials originating with Vanderbilt or third party personnel.

1.6 "Vanderbilt Course" - Medical and nursing courseware and educational materials provided by Vanderbilt to HealthStream that have been converted to an HTML or other HealthStream recommended Web-based Formats that are substantially ready and able to be deployed for the purpose of providing Web-based CME or CEU courses through HealthStream's T.NAV system on the Internet.

1.7 "Vanderbilt Courseware" - The combined body of Vanderbilt Courses and Collaborative Courses submitted to HealthStream under this agreement.

1.8 "Vanderbilt Materials" - Medical and nursing courseware and educational materials provided by Vanderbilt to HealthStream, that is substantially not in a format that can be transmitted over the Internet for the purpose of creating Web-based CME or CEU courses and that may be in some or all of the following formats, including, but not limited to: paper, film or Microsoft PowerPoint slides, text materials, Microsoft Word or Corel Word Perfect-based, handouts, overheads and other presentation materials.

1.9 "Third Party Materials" - Those non-Web-based format materials delivered to HealthStream from various third party sources that form the basis for a course of study.

1.10 "Vanderbilt Pervasive Materials" - Those Vanderbilt Materials whose depiction in Collaborative Courses is substantially identical to their depiction independent of the Collaborative Course.

1.11 "Third Party Pervasive Materials" - Those Third Party Materials whose depiction in Collaborative Courses is substantially identical to their depiction independent of the Collaborative Course.

1.12 "HealthStream Packaging" - Those graphic, navigation and computer coded elements added to Vanderbilt Materials and/or Third Party Materials to comprise a Collaborative Course. HealthStream Packaging is not said to include Vanderbilt Pervasive Materials or Third Party Pervasive Materials, as these materials are organized and packaged for display without substantial modification.

1.13 "Vanderbilt Certification" - Certification of courses for CEU or CME credit by Vanderbilt and branded as Vanderbilt certified courses under the auspices of Vanderbilt's arrangements with the ACCME and other professional educational quality assurance organizations.


2        TERMS AND CONDITIONS

2.1 Courseware Development. Vanderbilt shall, at its option, develop and provide to HealthStream Vanderbilt Courses and/or Vanderbilt Materials, which HealthStream will sell to a variety of medical professionals (e.g., physicians, nurses, Allied Health professionals) for educational credits via online usage at Web sites hosted and/ or managed by HealthStream.

         2.1.1. HealthStream will develop, at its option, the Vanderbilt Materials into Web ready courses.

         2.1.2 All Vanderbilt Courseware will be subject to Vanderbilt editorial board approval prior to distribution by HealthStream. Vanderbilt editorial board approval shall not be unreasonably denied.

         2.1.3 It is the intent of the parties to identify and develop at least ten (10) courses in each year during the term of this agreement.

         2.1.4 HealthStream acknowledges that Vanderbilt anticipates providing CEU and CME in novel ways that use information technology to support various learning styles and distribution of learning across the education-work continuum. This Agreement is intended to apply making conventional CEU and CME material available via the Web, not to those novel education strategies and programs.

2.2 Compensation. HealthStream will pay to Vanderbilt the following royalties:

         2.2.1 Collaborative Courses. For Collaborative Courses, HealthStream shall pay to Vanderbilt * of Net Revenue derived from the sales of Collaborative Courses.

         2.2.2 Vanderbilt Courses. For Vanderbilt Courses, HealthStream shall pay to Vanderbilt * of Net Revenue derived from the sales of Vanderbilt Courses. Nothing herein shall require Vanderbilt to produce or deliver to HealthStream, medical courseware.

         2.2.3 Payment Schedule. Royalty payments shall be made by HealthStream to Vanderbilt thirty (30) days after the end of the month of the initial course purchase.

2.3 Access to Courses by Vanderbilt Personnel. HealthStream will allow Vanderbilt faculty, fellows, residents, students and staff access to its Vanderbilt Courseware free of charge. All other HealthStream courseware shall be available for purchase by Vanderbilt faculty, fellows, residents and staff. HealthStream will compensate Vanderbilt for courseware purchased by Vanderbilt faculty, fellows, residents, students and/or staff by means of either one of the following methods, at Vanderbilt's option: (i) pay Vanderbilt *

         * of all Net Revenue for HealthStream Courseware purchased by Vanderbilt faculty, fellows, residents, and staff; or (ii) provide Vanderbilt faculty, fellows, residents, and staff with a * discount on the cost of HealthStream Courseware.

2.4 Reporting. HealthStream will provide Vanderbilt, at no cost to Vanderbilt, with monthly reports of all Net Revenue generated from Vanderbilt Courseware and all Net Revenue generated from HealthStream Courseware purchased by Vanderbilt faculty, staff, fellows, students and residents.

2.5 Vanderbilt Consulting. Vanderbilt faculty may elect to develop content architecture for HealthStream for the development of online educational courses. Should HealthStream elect to utilize this content architecture, HealthStream will compensate Vanderbilt for such Vanderbilt developed content architecture on a fee-for-service basis, to be negotiated on a case-by-case basis. At its sole discretion, HealthStream may elect not to utilize Vanderbilt developed content architectures.

2.6 Vanderbilt Staff Restrictions. Under no circumstances shall Vanderbilt faculty, fellows, residents, students and/or staff author conventional CEU and CME courseware with HealthStream personnel or any of HealthStream's subsidiaries, outside of this Agreement. HealthStream will not be prohibited from contracting with those Vanderbilt affiliates who are not closely aligned with Vanderbilt.

2.7 Advertising and Sponsorship Revenues. From time to time, HealthStream may generate revenue through the sale of advertising on HealthStream Sites.

         2.7.1 Vanderbilt Contracted Advertisements and Sponsorships. HealthStream shall compensate Vanderbilt * of all Net Revenue generated from advertisements sold and contracted by Vanderbilt for Vanderbilt Courseware on HealthStream Sites. Vanderbilt contracted advertising and sponsorship sales will conform to parameters established by HealthStream.

         2.7.2 HealthStream Contracted Advertisements and Sponsorships. HealthStream shall compensate Vanderbilt * of all Net Revenue generated from advertisements sold and contracted by HealthStream for Vanderbilt Courseware.

         2.7.3 Vanderbilt Review. Vanderbilt shall have the right to review and refuse all such advertising associated with Vanderbilt Courseware that is placed on HealthStream Sites.

2.8 Third Party Content. At HealthStream's option, Vanderbilt may review and make recommendations to online content originating from other sources and Vanderbilt may elect to review said content for accuracy, provide recommendations for changes, and provide Vanderbilt Certification. HealthStream will compensate Vanderbilt for these reviews on a fee-for-service basis negotiated on a case-by-case basis.

2.9 Payment. Royalty payments made by checks shall be made payable to Vanderbilt University and sent to Mr. Stephen Todd, Assistant Director, Financial Management, P.O. Box 30195, Nashville, TN. 37241-0195. All reports required under this Agreement shall be sent to: Mr. Stephen Todd, Assistant Director, Financial Management, CC-2102C Medical Center North, Nashville, TN.37232-2220.

2.10 Distribution Partner Approval. HealthStream will remove Vanderbilt Courseware from a HealthStream Site upon notification by Vanderbilt. Objection to a HealthStream Site by Vanderbilt will be limited to those objections based on a reasonable determination that said distribution partner is unsuitable to carry the Vanderbilt brand.


3        LICENSE

3.1 In consideration for the above, Vanderbilt grants HealthStream worldwide, exclusive Internet rights as the host and marketing agent for Collaborative Courses developed with HealthStream during the term of this agreement. Vanderbilt grants HealthStream worldwide, non-exclusive Internet rights as the host and marketing agent for Vanderbilt Courses during the term of this agreement.

3.2 Course Ownership and Copyright. Vanderbilt shall retain all ownership and copyright interest for all Vanderbilt Courses. HealthStream and Vanderbilt shall have equal ownership and copyright interest for all Collaborative Courses. Ownership and copyright interest in Vanderbilt Materials components of Collaborative Courses shall rest exclusively with Vanderbilt. All copyrights assigned herein shall survive the term of this agreement.


4        OTHER CONDITIONS

4.1      Term and Termination.

         4.1.1 The term of this Agreement shall be four (4) years and shall commence on July 22, 1999 and terminate on July 21, 2003. This Agreement may be extended for additional one year terms by mutual written assent signed by the parties hereto.

         4.1.2 If, for any reason, either party fails to satisfactorily fulfill in a timely or proper manner its obligations under this Agreement or breaches any of the promises, terms or conditions of this Agreement, and having been given reasonable notice of and opportunity to cure any such default and not having taken satisfactory corrective action within the time specified by the non-breaching party, the non-breaching party shall have the right to terminate this Agreement by giving written notice to the breaching party of such termination at least fourteen (14) calendar days before the effective date of such termination. Further, either party to this Agreement shall have the right to terminate this Agreement without cause by giving written notice to the other party of such termination at least thirty (30) calendar days before the effective date of such termination. For termination of any type, any other provision to the contrary notwithstanding, the breaching party shall not be relieved of liability to the non-breaching party for damages sustained because of any breach of this Agreement. Fees due under Section 2 and copyright and intellectual property provisions of Section 3 survive termination.

         4.1.3 The parties warrant they are duly licensed under the relevant laws of their States and agree to abide by all applicable state and/or federal laws and regulations governing the licensure of its operations. The parties further agree to give prompt notice in writing to the other party in the event of institution of proceedings for suspension or revocation of its license, and to notify the other party in the event of any suspension or revocation of its license within twenty-four
                  (24) hours of its occurrence. This Agreement will immediately terminate upon the revocation or suspension of licensure of either party. Further, either party, at its sole discretion, may terminate this Agreement in the event the other party is given official notice of the institution of proceedings to suspend or revoke its licensure.

         4.1.4 In the event that either party shall become insolvent or make a general assignment for the benefit of creditors, then, at the option of either party, this Agreement may be terminated immediately by either party and be of no further force and effect upon notice of such termination.

         4.1.5 In the event that either party sells all or substantially all of its assets, there is a sale of a majority ownership of either party, or there occurs a material change in the management or ownership of either party, this Agreement shall terminate or continue at the mutual written consent of the remaining parties.

4.2      Indemnification

         4.2.1 HealthStream warrants that its performance of this agreement will not violate or infringe upon the rights of third parties, including but not limited to property, contractual, employment, trade secret, proprietary information and non-disclosure rights, or any United States trademark, copyright or patent right. HealthStream will, at its own expense, defend any suit or proceeding brought against Vanderbilt based on a claim that the HealthStream Packaging infringe upon any copyright, patent, trademark, trade secret, or other intellectual property right, provided that HealthStream is notified promptly in writing and given full and complete authority, information and assistance for the defense of such suit or proceeding. HealthStream may, at its option and expense, either obtain for Vanderbilt the right to continue using the Vanderbilt Courseware containing said HealthStream Packaging free of any claim of infringement or modify such HealthStream Packaging so that affected Vanderbilt Courseware is not subject to a claim of infringement.

         4.2.2 Vanderbilt warrants that its performance of this agreement will not violate or infringe upon the rights of third parties, including but not limited to property, contractual, employment, trade secret, proprietary information and non-disclosure rights, or any United States trademark, copyright or patent right. Vanderbilt will, at its own expense, defend any suit or proceeding brought against HealthStream based on a claim that the Vanderbilt Materials infringe upon any copyright, patent, trademark, trade secret, or other intellectual property right, provided that Vanderbilt is notified promptly in writing and given full and complete authority, information and assistance for the defense of such suit or proceeding. Vanderbilt may, at its option and expense, either obtain for HealthStream the right to continue offering Vanderbilt Courseware containing said Vanderbilt Materials free of any claim of infringement or modify such Vanderbilt Materials so that affected Vanderbilt Courseware is not subject to a claim of infringement.

4.3      Insurance

         4.3.1 Both parties shall maintain for the term of this Agreement comprehensive general liability insurance, including broad form contractual in a minimum amount of $1,000,000/$3,000,000. The coverage shall bear an endorsement precluding cancellation or reduction of coverage.

         4.3.2 Both parties shall procure and maintain for the term of this Agreement professional liability insurance, in a minimum amount of $1,000,000/$3,000,000 in coverage for all of its personnel who may participate in this Agreement. Such coverage shall be for a minimum of five (5) years following expiration or termination of this Agreement and shall provide for a retroactive date no later than the inception date of this Agreement.

         4.3.3 Each party shall provide the other party with Certificates of Insurance evidencing the above coverage. The coverage shall bear an endorsement precluding cancellation or reduction of coverage.

4.4 Notices. All notices or other communication provided for in this Agreement shall be given to the parties addressed as follows:

         HealthStream:      Mr. Jeff McLaren
                            President
                            HealthStream, Inc.
                            209 10th Ave S, Suite 450
                            Nashville, TN 37203

         with a copy to:    Mr. Robert Laird
                            Vice President and General Counsel
                            HealthStream, Inc.
                            209 10th Ave S, Suite 450
                            Nashville, TN 37203

          Vanderbilt:       Mr. Winfred Cox
                            Director of Finance and Administration
                            School of Medicine
                            Vanderbilt University
                            CCC-3315 Medical Center North
                            Nashville, TN 37232-2104

         with a copy to:    Contracts Administration
                            Medical Center Office
                            Vanderbilt University
                            605 Oxford House
                            1313 21st Avenue South
                            Nashville, TN  37232-4205

4.5 Media. Each party agrees it will not use the other party's name, marks, or logos in any advertising, promotional material, press release, publication, public announcement, or through other media, written or oral, whether to the press, to holders of publicly owned stock without the prior written consent of the other party. Such consent shall not be unreasonably withheld or delayed. Accurate statements made by either party as to the basic terms of this Agreement are said to have the consent of the other party.

4.6 Assignment and Binding Effect. Neither party shall assign, subcontract, or transfer any of its rights or obligations under this Agreement to a third party without the prior written consent of the other party. If an assignment, subcontract, or transfer of rights does occur in accordance with this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns.

4.7 Independent Contractor. Each party shall be considered to be an independent contractor and shall not be construed to be an agent or representative of the other party, and therefore, shall have no liability for the acts or omissions of the other party. In addition, neither party, nor any of its employees, agents, or subcontractors, shall be deemed to be employees or agents of the other party. Therefore, neither party nor any of its employees, agents or subcontractors, shall be entitled to salary, workers compensation, or employee benefits of the other party by virtue of this Agreement.

4.8 Written Amendments and Waiver. This Agreement cannot be amended, modified, supplemented or rescinded except in writing signed by the parties hereto.

4.9 Governing Law and Jurisdiction. This Agreement shall be governed in all respects by, and be construed in accordance with, the laws of the State of Tennessee. Each party hereby consents to the jurisdiction of all state and federal courts situated in Davidson County, Tennessee, agrees that venue for any such action shall lie exclusively in such courts, and agrees that such courts shall be the exclusive forum for any legal actions brought in connection with this Agreement or the relationships among the parties hereto.

4.10 Year 2000 Compliance. HealthStream certifies that it has a comprehensive plan designed to achieve Year 2000 Compliance of its systems ("Compliance Plan"). To the extent the Compliance Plan provides or anticipates that any systems of HealthStream will not be made Year 2000 Compliant, such non-compliance will have no material adverse effect upon the timely provision of the services. For purposes of this section, "Year 2000 Compliance" and "Year 2000 Compliant" shall mean that HealthStream systems, when used in accordance with its associated documentation, will be capable of accurately processing, providing and/or receiving electronic data that contain date representation from, into, and between the years 1999 and 2000 and leap year calculations. To the best of HealthStream's knowledge at the time of signing this Agreement, there shall be no material adverse effect upon its timely provision of services under this Agreement which is attributable to its failure to achieve Year 2000 Compliance for all of its systems.

4.11 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter herein and supersedes any other agreements, restrictions, representations, or warranties, if any, between the parties hereto with regard to the subject matter herein.

         restrictions, representations, or warranties, if any, between the parties hereto with regard to the subject matter herein.

4.12 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect. If this Agreement as it relates to any product(s) licensed hereunder shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable or if this Agreement is terminated as to particular product(s), this Agreement shall remain in full force and effect as to the remaining product(s).

4.13 No Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

4.14 Headings. The Article headings used in this Agreement and the attached Exhibits are is intended for convenience only and shall not be deemed to supersede or modify any provisions.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives and thereby become effective on the date specified above.


FOR HEALTHSTREAM


/s/ Jeff McLaren                                            7/22/99
---------------------------------------------          -------------------
Jeff McLaren, President                                     Date
HealthStream, Inc.


FOR VANDERBILT UNIVERSITY


/s/ Winfred L. Cox                                         7/19/99
---------------------------------------------          -------------------
Winfred L. Cox                                              Date
Director of Finance & Administration


/s/ Norman B. Urmy                                        7/19/99
---------------------------------------------          -------------------
Norman B. Urmy                                              Date
Executive Vice President for Clinical Affairs